Exhibit 107

F-1

(Form Type)

Premium Catering (Holdings) Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	ordinary shares, US$0.001 per share per share	457	(o)	1,650,000	$5.50	US$	9,075,000	0.0001476	US$	1,340
	Equity	selling shareholders US$0.001 per share’ ordinary shares	457	(o)	350,000	$5.50	US$	1,925,000	0.0001476	US$	285
	Equity	ordinary shares, US$0.001 per share per share	457	(o)	1,750,050	$5.50	US$	9,625,275	0.0001476	US$	1,421
Fees Previously Paid										US$	2,952
Total Offering Amounts							US$	20,625,275		US$	3,046

Net Fee Due										US$	94

(1)	Such amount is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 and reflects the maximum offering price of securities registered hereunder.